Exhibit 10.23

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (together with any Exhibits hereto, this “Agreement”), effective on October 4th, 2021, is made by and between The trū Shrimp Company, (the “Company”) and Bruce C. Paterson (the “Executive”) (each a “Party” and together, the “Parties”).

Recitals

the Executive and the Company currently are parties to an Executive Employment Agreement entered into on 13 October 2021; and

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to provide for the continuity of employment of Executive and his uninterrupted attention and dedication to the business affairs of the Company as its Chief Technical Officer and the Executive desires to accept such appointment.

Agreement

NOW, THEREFORE, in consideration of the mutual promises provided in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive, intending to be legally bound, acknowledge and agree as follows:

1.    Term. The term of Executive’s employment under this Agreement will commence on October 4th, 2021, and shall continue until terminated in accordance with the provisions of Section 6 of this Agreement (such period being the “Employment Period”).

2.    Title and Reporting. During the Employment Period, the Executive will serve as Chief Technical Officer of the Company reporting to the Company’s Chief Executive Officer.

3.    Duties. The Executive shall have such duties, authority and responsibilities as shall be consistent with the duties normally performed by Chief Technical Officers of private agricultural/industrial companies of similar size, and as shall otherwise be determined by the Chief Executive Officer. The Executive will diligently and conscientiously perform the duties of Chief Technical Officer and will devote substantially all the Executive’s business hours, and during such time will make the best use of the Executive’s energy, knowledge, and training, to advancing the Company’s interests. The Executive will accept no other employment during the Employment Period.

The Executive understands that as a condition of continued employment with the Company, the Executive remains bound by the obligations undertaken by the Executive under the Asset Protection Agreement executed by the Executive on or about the 15th of February 2019, the terms of which will remain in full force and effect after the Effective Date.

Consistent with the obligations in this Agreement and the Asset Protection Agreement, the Executive may serve as a member of the board of directors of up to two for-profit entities that do not fall under the definition of Conflicting Business in the Asset Protection Agreement and may engage in civic, educational, religious, charitable, or other community or non-profit activities that do not impair his ability to fulfill his duties under this Agreement. The Executive will notify the Company’s Board of any such board membership and other community or non-profit activities. The Executive will promptly cease any activity that might conflict with the Company’s interests or adversely affect the performance of the Executive’s duties for the Company, as determined by the Board.

4.    Location and Travel. During the Employment Period, the Executive will be based in the Company’s offices in Balaton, Minnesota. The Executive will be required to travel periodically.

5.    Compensation.

(a)    Base Salary and Incentive Pay. The Executive will be paid the Base Salary, Incentive Pay and Equity as set forth in Exhibit A.

(b)    Benefits and Perquisites. The Executive will be entitled to participate in the benefit plans and programs, and receive the benefits and perquisites, generally provided to the Company’s Executive management employees. Such benefits and perquisites may be modified or discontinued at the sole discretion of the Company.

(c)    Reimbursement of Business Expenses. The Company will reimburse the Executive for reasonable out-of-pocket business expenses incurred by the Executive on behalf of the Company in accordance with the rules and regulations of the Internal Revenue Service under the Internal Revenue Code of 1986, as amended (the “Code”) and in accordance with Company policy.

(d)    Withholdings. All payments made under this Section 5, or under any other provision of this Agreement, will be subject to payroll withholdings that the Company reasonably believes are required by law or elected or authorized by the Executive for state and federal income taxes, Social Security, Medicare, and other applicable payroll deductions, in accordance with the Company’s normal payroll practices.

6.    Termination of Employment.

(a)    Termination Due to Death. The Employment Period automatically terminates in the event of Executive’s death.

(b)    Termination Due to Disability. The Company or the Executive may terminate the Employment Period at any time after the Executive’s “Disability.”1

(c)    Termination by the Company. The Company may terminate the Employment Period with or without Cause by providing at least thirty (30) calendar days’ advance written Notice of termination to the Executive. If such termination is for Cause, the Notice of termination shall meet the Notice and Cure requirements provided in Section 21(f).

(d)    Termination by the Executive. The Executive may terminate the Employment Period with or without Good Reason by providing at least 30 calendar days’ advance written Notice of termination to the Company. If such termination is for Good Reason, then the Notice of termination shall meet the Notice and Cure requirements provided in Section 21(f) and the Termination Date must be within 30 calendar days of the expiration of the 30-day Cure period.

(e)    Termination in Connection with a Change in Control. A termination of the Employment Period in connection with a Change in Control occurs if: (1) the Company terminates the Employment Period without Cause three months prior to or within 24 months after a Change in Control, or (ii) the Executive terminates the Employment Period with Good Reason within 24 months after a Change in Control.

7.    Compensation Following Termination of Employment.

(a)    Any Termination of Employment. Following any termination of the Employment Period, the Company will pay the Executive (or his estate, as appropriate) on or as soon as reasonably practicable after the Termination Date, the Executive’s (i) accrued but unpaid Base Salary through the Termination Date; (ii) any accrued and earned Annual Bonus amounts; (iii) accrued but unused Vacation days as of the Termination Date; and (iv) unreimbursed business expenses incurred pursuant to Section 5(e) (the “Accrued Rights”).

(b)    Termination of Employment by the Company without Cause or by the Executive with Good Reason. If the Executive’s Employment Period is terminated by the Company without Cause or by the Executive for Good Reason, and such termination is not a Termination of Employment in connection with a Change in Control, in addition to the Accrued Rights, subject to the Executive’s compliance with Section 7(d), the Company will pay the Executive:

(i)	continued payment of the Executive’s Base Salary for a period of twenty-four (24) months (the “Severance Period”); and

(ii)

a pro rata portion of the actual Annual Bonus paid for the year of termination to the extent not previously paid, payable on the date when bonuses are otherwise paid to executives (but in no event later than December 31 of the calendar year following the year of termination) and after Executive has entered into the Release in the time and manner required in Section 7(d) of this Agreement;

[1]	Capitalized terms used in this Agreement and not otherwise defined in the Agreement, are defined in Section 21.

(iii)

if the Executive qualifies for and timely elects continuation coverage under the Company’s group medical plan and/or group dental plan pursuant to Section 4980B of the Code (“COBRA”), the Company will provide the Executive enhanced continuation coverage during the Severance Period by payment of the amount paid by a full-time active Company employee each month for the same level of coverage elected by the Executive (“Continuation Payments”).

If such Continuation Payments would result in penalties under COBRA, then the Company may in its sole discretion provide that the Executive may pay the full cost of the COBRA continuation coverage (determined in accordance with the methodology under COBRA) for such month and within thirty (30) days of the Executive’s proof of such premium payment, the Company will reimburse the Executive (less tax withholding in an amount reasonably determined by the Company to be required by law) an amount equal to the sum of:

(A) the excess of (x) the full premium cost of the continuation coverage for such month over (y) any premium amount that would have been payable by the Executive if the Executive had been actively employed by the Company for such month and

(B) an additional tax “gross up” payment to cover all estimated applicable local, state and federal income and payroll taxes imposed on the Executive with respect to the reimbursement of a portion of the premium for continuation coverage.

Notwithstanding the foregoing, if the Company’s payments under this Section 7(b)(iii) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”) or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this Section 7(b)(iii) in a manner as is necessary to comply with the ACA.

(iv)	the rights of the Executive with respect to any equity or equity-related awards (if any) which shall be governed by the applicable terms of the related plan or award agreement.

(c)    Termination of Employment in Connection with a Change in Control. If there is a termination of the Employment Period in connection with a Change in Control, in addition to the Accrued Rights, subject to the Executive’s compliance with Section 7(d), the Company will provide the Executive the following:

(i)	a lump sum payment equal to twenty-four (24) months of Executive’s base salary in effect as of the Termination Date;

(ii)	a lump sum payment equal to the Annual Bonus amount paid at the target amount for the year in which the Termination Date occurs;

(iii)	the COBRA Continuation Payments provided in Section 7(b)(iii); and

(iv)	the rights of the Executive with respect to any equity or equity-related awards (if any) which shall be governed by the applicable terms of the related plan or award agreement.

(d)    Release Required. The payments and benefits provided in Section 7(b), (c) and (d) are conditioned on the Executive’s execution and delivery to the Company, and non-revocation of any part of, a full and final Release of Claims in the form attached as Exhibit B (the “Release”) within 45 calendar days following the Termination Date. The payments and benefits will not commence until after the expiration of all applicable revocation periods set forth in the Release.

(e)    Notice of Termination without Cause Final. If Executive receives a Notice of Termination without Cause from the Company pursuant to Section 6(c) of this Agreement, the Company may not thereafter assert that the termination of Executive constitutes a termination by the Company for Cause.

(f)    Board, Officer, and Committee Resignation. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the Termination Date, to the extent applicable, from the Board and any Board committees of any of the Company’s affiliated entities and/or subsidiaries.

8.    Assignment and Transfer. This Agreement will be binding upon and inure to the benefit of, and be enforceable by, the successors, legal representatives, and assigns of the Company. The Company’s rights and obligations under this Agreement may be assigned by the Company without the consent of the Executive, but such assignment would be subject to the Executive’s rights to terminate his employment with the Company for Good Reason. The Executive’s rights and obligations under this Agreement are not transferable by the Executive; provided that, if the Executive dies, all amounts then payable to the Executive will be paid in accordance with the terms of this Agreement to the Executive’s surviving spouse or to the Executive’s estate.

9.    Indemnification. The Company will defend, indemnify, and hold harmless the Executive to the maximum extent permitted under the laws of the State of Delaware and the Company’s governing documents. In the event of a claim or litigation commenced against the Executive, the Company reserves the right to select and compensate counsel for the Executive, subject to the Executive’s approval, which approval will not unreasonably be withheld. The Company will cover the Executive under any directors and officers’ insurance policy carried by it to no less than the same extent that it covers any of its other directors and officers.

10.    No Conflicting Obligations. The Executive warrants that neither the Executive’s employment with the Company nor the Executive’s performance of the Executive’s obligations hereunder will conflict with, violate, or otherwise be inconsistent with any other contracts or obligations of the Executive.

11.    Taxes. The Company makes no representations or warranties regarding tax treatment or liability of any person with respect to any amounts payable under this Agreement, including the tax treatment of such payments that may be subject to 409A of the Code. Executive is responsible for paying all federal, state, and local income and employment taxes that may be due on all payments and benefits from the Company. Executive is responsible for obtaining independent tax advice from Executive’s own advisors. Payments under this Agreement may be subject to withholding taxes and other purposes as the Company reasonably determines is required by applicable law.

12.    Section 409A Compliance.

(a)    Construction. This Agreement is intended to comply with the requirements of Section 409A of the Code, as amended (“Section 409A”), including the exceptions thereto. This Agreement is to be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided by this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. The Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive because of non-compliance with Section 409A.

(b)    Specified Employee. If at the time of Executive’s Effective Date of Termination, the Executive is a “specified employee” within the meaning of Section 409A, then any payments and benefits provided to the Executive on account of his separation from service and that constitute nonqualified deferred compensation subject to Section 409A shall not be paid until the first payroll date following the six-month anniversary of the Executive’s separation from service date (“Specified Employee Payment Date”). The aggregate amount of any payments that would otherwise have been made during such six-month period shall be paid in a lump sum on the Specified Employee Payment Date with interest at the then applicable statutory rate and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. If the Executive dies before the Specified Employee Payment Date, any delayed payments shall be paid to the Executive's estate in a lump sum within two weeks of receiving notice of the Executive’s death.

(c)    In-Kind Benefits and Reimbursable Expenses. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(i)

the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(ii)	any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(iii)	any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

(d)    Conforming Amendments. If, after the Effective Date, the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company and Executive agree to work together in good faith to consider the adoption of amendments to this Agreement or other policies or procedures (including amendments, policies and procedures with retroactive effect), or taking any other actions that necessary or appropriate to preserve the intended tax treatment of the compensation and benefits payable hereunder. This includes actions intended to make the compensation and benefits payable under this Agreement exempt from Section 409A or otherwise compliant with the requirements of Section 409A. This Section of the Agreement does not and shall not be construed to require the Company to adopt any such amendments, policies, or procedures or to take any other such actions.

13.    Excess Parachute Payments under Code Section 280G.

(a)    If any of the payments or benefits to be provided by the Company or its affiliates to the Executive or for the Executive’s benefit under this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) under Section 280G of the Code and would, but for this Section 13(a) be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then, before making any Covered Payments, the Company will compare (i) the Net Benefit (as defined below) to the Executive of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount under (ii), the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). “Net Benefit” means the present value of the Covered Payments net of all federal, state, local, foreign income, employment, and excise taxes.

(b)    The Reduced Amount will be determined and paid in accordance with Section 409A of the Code. Covered Payments that are not nonqualified deferred compensation subject to Section 409A of the Code shall be reduced first. All other Covered Payments will be reduced as follows: first, cash payments will be reduced before non-cash payments, and second, payments to be made on a later payment date will be reduced before payments to be made on an earlier payment date.

(c)    A determination required under this Section 13, including whether any payments or benefits are Parachute Payments, will be made by the Company in its sole discretion. The Executive will provide the Company with the information and documents as the Company may reasonably request to make a determination under this Section 13. The Company’s determination is final and binding on the Executive.

14.    Successors and Assigns. This Agreement is binding upon and inures to the benefit of the Parties hereto and their respective heirs, personal representatives and, to the extent permitted by Section 8, successors, and assigns. The Company will require any successor of all or substantially all the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure by the Company to obtain such an assumption prior to the effectiveness of any such succession will be a material breach of this Agreement.

15.    Amendment, Modification, or Termination. No provision of this Agreement may be amended, modified, or terminated except by an instrument in writing manually signed by the Parties. Course of dealing between the Parties will not amend, modify, waive, or terminate any provision of this Agreement or any rights or obligations of any Party. Waivers by either Party must be written and manually signed by the Party to be charged and, in the case of the Company, by its duly authorized officer.

16.    Counterparts. This Agreement may be executed in counterparts, each of which so executed will be deemed to be an original. Such counterparts will together constitute one agreement.

17.    Notice. All notices and other communications provided for in this Agreement must be in writing and will be deemed to have been duly given when delivered and received by the other party, or one day after sending when sent by recognized overnight courier to the following addresses or to such other address as either Party furnishes to the other in writing in accordance with this Section 17. Notice of change of address is effective on receipt.

If to the Company:

Trū Shrimp Company Board of Directors

330 3rd St.

Balaton, MN 56115

Attn: Chief Executive Officer

with a copy to:

Todd Taylor, Esq.

Avisen Legal, P.A.

901 Marquette Ave., Suite 1750

Minneapolis, MN 55402

ttaylor@avisenlegal.com

If to the Executive:

Bruce C. Paterson

210 Maye Street

Tyler, MN 56178

A rejection, refusal to accept, or the inability to deliver because of changed address of which notice was not properly given will be deemed to be receipt of the notice or other communication sent.

18.    Entire Agreement. This Agreement (including the exhibits, schedules, the Asset Protection Agreement, and other documents it references) is the entire agreement between the Executive and the Company with respect to the subject matter of this Agreement (other than any equity award agreements or other incentive award agreements the Executive becomes party to during the Term). With the exception of the Asset Protection Agreement referenced in Section 3 of this Agreement and any equity award agreements or other incentive award agreements the Executive became party to before the Effective Date, all of which survive this Agreement and remain in full force and effect, this Agreement supersedes any prior agreement, understanding or representation, oral or written, between the Executive and the Company with respect to the subject matter of this Agreement.

19.    Governing Law; Forum Selection; Remedies. This Agreement governed by applicable federal laws and the laws of the State of Minnesota, without regard to conflict of law principles of any jurisdiction. In the event of a controversy, claim or dispute between the Parties arising out of or relating to this Agreement, and which seeks injunctive relief or for any other reason is not arbitrable as provided in Section 20, the controversy, claim or dispute must be filed exclusively in state or federal court in Hennepin County, Minnesota. This Section shall not preclude the granting of any other relief in arbitration including, without limitation, monetary damages against either Party for breach of this Agreement. In any lawsuit between the Parties seeking injunctive relief arising out of or relating to this Agreement, the Asset Protection Agreement, or otherwise relating to the Executive’s employment with the Company, the prevailing Party shall be entitled to an award of reasonable attorneys’ fees.

20.    Mandatory Binding Arbitration. Except for a claim that includes a request for injunctive relief by the Company, a controversy, claim, or dispute arising either under this Agreement or from the Parties’ employment relationship must be resolved through arbitration. Each Party expressly waives their right to trial by jury trial and to have a court of law determine rights and award damages with respect to any such dispute. The Party invoking arbitration shall notify the other party by written Notice.

The Parties will engage in a good faith effort to agree on an arbitrator. (If the Parties are unable to agree on an arbitrator, the party invoking arbitration shall file for arbitration with the Minneapolis office of the American Arbitration Association (“AAA”) or another agreed upon arbitration administrator.) The arbitration shall be (i) conducted in accordance with the American Arbitration Association’s National Rules for the Resolution of Employment Disputes, (ii) held at a location reasonably convenient to that office of the Company, and (iii) completed within six months (or within such other time as the parties may mutually agree) of delivery of the written Notice of arbitration. The arbitrator shall have no authority to assess punitive damages or attorney’s fees as to any dispute arising out of or concerning the provisions of this Agreement or otherwise arising out of the employment relationship, except as and unless punitive damages or attorney’s fee waivers are prohibited by applicable law. The arbitrator’s decision shall be final and binding and enforceable in any court of competent jurisdiction. Each Party shall bear that Party’s own costs and share the costs of arbitration equally. Nothing provided herein shall interfere with either Party’s right to seek or receive damages or costs as may be allowed by applicable statutory law.

21.    Construction; Glossary. The headings and captions in this Agreement are provided for convenience and are not intended to be used in the construction or interpretation of this Agreement. Except for the defined terms below or as otherwise designated in this Agreement, all words and phrases in this Agreement are to be construed according to their common ordinary meanings and not strictly for or against the Company or the Executive. Defined terms in this Agreement are as follows:

(a)    Cause. (i) The material theft or embezzlement by the Executive of the intellectual or physical property of the Company or any of its customers, suppliers, agents or employees; or (ii) any act or acts of malfeasance, dishonesty or fraud, or any other conduct, related or unrelated to the Company, that could be detrimental to the reputation, business, or business relationships of the Company; or (iii) a material breach by the Executive of any of his obligations under this Agreement or the Asset Protection Agreement, including the Executive’s breach of a fiduciary duty or duty of loyalty to the Company; or (iv) the Executive’s commission of a felony or any other crime that in the Board’s judgment has or may have a material adverse effect on the Company; or (v) a material, repeated and willful failure to meet reasonable performance criteria or reasonable standards of conduct as established by the Board, including the Company’s Code of Business Conduct, which failure continues for at least 15 days after written Notice to the Executive; or (vi) knowingly providing materially misleading information concerning the Company to the Board, a governmental body or regulatory agency, or a lender or other financing source or proposed financing source of the Company; or (vii) an act or omission which results in the imposition by a governmental authority of any material restriction or limitation on the Executive’s ability to perform the Executive’s duties under this Agreement.

(b)    Change in Control occurs when:

(i)

A “Person” or “Persons” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) become(s) a beneficial owner, directly or indirectly, of securities representing 50% or more of the fair market value or total voting power of all the Company’s then outstanding securities, except for the issuance of securities in any public financing that is approved by the Board; or

(ii)

The equity holders of the Company approve the sale of all, or substantially all, of the business or assets of the Company or the liquidation or dissolution of the Company, or the equity holders of the Company approve the merger, consolidation or other corporate reorganization of the Company under circumstances in which the equity holders of the Company immediately prior to such merger, consolidation or reorganization do not own more than 50% of the voting power of the securities of the surviving party immediately after such merger, consolidation or reorganization; or

(iii)	The membership of the Board changes in such a way that a majority of the persons occupying seats at the time of this Agreement no longer serve in such capacity.

(c)    Disability occurs when (i) the Executive becomes entitled to receive disability benefits under the Company’s long-term disability plan, if any; or (ii) the Executive otherwise becomes unable to perform the essential functions of the Executive’s position because of a physical or mental incapacity or impairment, for more than an aggregate of one hundred twenty (120) days during any continuous twelve (12) month period. If the Executive is a qualified person with a disability under the Americans With Disabilities Act or the Minnesota Human Rights Act, (or any other applicable statute), the Company will make reasonable accommodations to the known physical or mental limitations of the Executive, including but not limited to consideration of whether extending the 120-day period would constitute a reasonable accommodation.

(d)    Good Reason. The occurrence of any of the following events, except for occurrence of such an event in connection with the termination of the Executive’s employment or reassignment by the Company for Cause, Disability or Death:

(i)	the material diminution of the Executive’s authority, duties or responsibilities from his authority, duties, or responsibilities as of the date of this Agreement; or

(ii)	the material diminution in the Executive’s Base Salary or Annual Bonus eligibility; or

(iii)

a material change in the geographic location at which the Executive performs his services to which Executive does not consent in writing, but in no event including a relocation that does not increase the actual distance required for Executive to commute from his home to the new place of business by more than 100 miles; or

(iv)

a material diminution in the authority, duties or responsibilities of the supervisor to whom the Executive reports, including a requirement to report to a corporate officer or employee instead of reporting directly to the Board; or

(v)	a material diminution in the budget over which the Executive has authority; or

(vi)

the occurrence of a (x) a Change in Control of the Company and (y) Executive’s Death, Disability or his tender to the Company or its successor in interest of a Notice of Resignation for Good Reason, in each case with an effective date falling within 24 months of the effective date of the Change in Control; or

(vii)	any other action or inaction that constitutes a material breach by the Company or its successor of this Employment Agreement.

(e)    Including means “including, without limitation.”

(f)    Notice and Cure. A written notice by a Party setting forth a detailed accounting of the acts or omissions constituting Cause or Good Reason. The Notice must be provided within ninety (90) days following the occurrence of the event or omission, or the latest in a series of events or omissions. The Party charged with the violation(s) has thirty (30) calendar days from that Party’s receipt of the Notice to cure the violation by eliminating or correcting it. Any recurrence of such acts or omissions constituting Cause or Good Reason within one (1) year of such Notice will not require the reassertion of a pre-termination Notice and right to cure.

(g)    Termination Date. (i) If the Employment Period is terminated because of the Executive’s Death, the date of death; (ii) if because of Disability, the date that Disability occurs as provided in Section 21(c); and (iii) if for any other reason by either Party, the date set forth in the Notice of termination, provided that such date complies with the Notice and Cure and other requirements set forth in Sections 6(c), (d) or (e).

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

The trū Shrimp Company	Executive

By:	By:
Name: Bill Reilly Title: Chair Compensation Committee

EXHIBIT A

COMPENSATION ADDENDUM

(a)    Base Salary. During the Employment Period, the Company will pay Executive an annualized base salary of $163,500.00 (“Base Salary”). The Base Salary shall be reviewed by the Board (or the Board’s Compensation Committee) from time to time and increased (but not decreased without the Executive’s written consent) at the discretion of the Board or Compensation Committee. The Base Salary will be paid in accordance with the Company’s normal payroll practices.

(b)    Discretionary Bonus. The Executive shall be entitled to participate in an equitable manner with all other senior management employees of the company in discretionary bonuses that may be authorized and declared by the Board of Directors to its senior management executives from time to time.

(c)    Vacation. The Employee will be entitled to take up to 20 days of vacation per year.

(d)    Sick Leave. The Employee will be eligible for paid Sick Leave as governed by and in accordance with Company Leave policy.

EXHIBIT B

FORM OF RELEASE

I, Bruce C. Paterson, am signing this General Release (“Release”), in conjunction with the Employment Agreement dated October 4th, 2021 (the “Agreement”) made by and between me and The trū Shrimp Company, Inc. (“the Company”). By my signature on this Release, I confirm the terms of that Agreement and agree that those terms are incorporated by reference and merged into this Release.

1.	Definitions. Subject to the following defined terms, all words used in this Agreement are to have their plain meanings in ordinary English.

a)	“I”, “me,” and “my” includes me and anyone who has or obtains any legal rights or claims through me, including my heirs, executors, administrators, and assigns.

b)

“Released Parties” means the Company and its parents, subsidiaries, affiliates, predecessors, successors, joint venture partners and divisions; their present and past officers, directors, committees, shareholders, agents, and employees, whether in their individual or official capacities; present and past insurers; present and past fiduciaries of any employee benefit plan sponsored or maintained by them (other than multiemployer plans); attorneys; and anyone who acted on their behalf or on instructions from them.

c)	“Termination Date” means the date on which my employment with the Company ends.

d)

“Claims” means any and all actual, suspected or potential claims, suits, controversies, actions, causes of action, cross-claims, counterclaims, demands, debts or liabilities of any nature whatsoever in law and in equity, whether known or unknown, suspected, or claimed, both past and present through the date I sign this Release, against any of the Released Parties, seeking any form of relief whether for compensatory damages, liquidated damages, punitive or exemplary damages, other damages, penalties, fines, assessments, reinstatement, back pay, front pay, attorney’s fees, specific performance, injunctive relief, reinstatement, other equitable relief, costs, disbursements and interest arising out of or connected to my employment with, relationship with, or separation or termination from the Company, including without limitation:

i)

Claims arising under any local, state or federal statute, ordinance, rule or regulation, including without limitation, claims under the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), the Genetic Information Nondiscrimination Act of 2008 (“GINA”), the Civil Rights Act (42 U.S.C. § 1981), the Family Medical Leave Act (“FMLA”), the Employee Retirement Income Security Act (“ERISA”), the Equal Pay Act (“EPA”), the Worker Adjustment and Retraining Notification Act (“WARN”), the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Minnesota Human Rights Act (“MHRA”), other non-interference or non-retaliation statutes and any other federal, state, or local statute, law, rule, regulation, ordinance or order;

ii)	Claims arising out of state or federal common law for any intentional or negligent act, or any act for which any Released Party might be strictly or vicariously liable; and

iii)

Claims for earned or unearned compensation of any kind (except those expressly provided in or excepted from this Agreement), including wages, bonuses, commissions, expense reimbursements, stock options or other equity-based compensation, used or accrued vacation pay, personal time off pay, severance payments or non-vested employee benefits, or contributions to such benefits.

The term “claims” does not include any applicable claims for: (a) unemployment insurance benefits; (b) workers’ compensation benefits to the extent that such benefits are awarded by a state agency or agreed upon consistent with applicable state law; (c) vested post-termination benefits under any employee benefit plan; (d) rights Employee has under any employee-benefit or employee-welfare plan, or under any stock option, restricted stock, restricted stock unit, or stock appreciation rights plan or award agreement; (e) rights and benefits under the Consolidated Omnibus Reconciliation Act of 1985, as amended, (“COBRA”); (f) the right to enforce the terms of this Agreement; (g) any right to defense, indemnification or contribution, whether pursuant to the Company’s charter, bylaws, contract, applicable law or otherwise for claims brought against Employee in his or her capacity as an employee or agent of the Company; (h) rights as a shareholder of the Company; (i) rights under the Uniformed Services Employment and Reemployment Rights Act (“USERRA”) 38 U.S.C. § 4301, et seq.; (j) events occurring after the release provided in this Agreement becomes effective; and (k) any other rights which cannot be waived or released under applicable law.

2.

Agreement to Release My Claims. In exchange for the consideration referenced in the Agreement, I knowingly and willingly (for myself, my heirs, executors, administrators, and assigns) release and forever discharge the Company and the other Released Parties from all Claims, waive and release any rights to legal or equitable relief under any such Claims, and subject to the following exceptions, dismiss any lawsuits or claims that I have pending against the Company. I understand that I am not being required to waive, dismiss or withdraw any charges, grievances, petitions, or complaints that I may have filed against any Released Party with the any state or federal government regulatory or law enforcement agency, including without limitation the Equal Employment Opportunity Commission, the Minnesota Department of Human Rights or any other civil rights or fair employment practices agency, the National Labor Relations Board, the Securities Exchange Commission, the Department of Justice, any attorney general’s office, etc., for discrimination, harassment or retaliation, or any other violation of law enforceable by direct government action against a Release Party. I understand, however, that I am waiving my right to personally recover any individual relief by way of compensation, damages, punitive damages, liquidated damages, equitable relief, reinstatement, attorneys’ fees or any form of reward or bounty.

3.

Older Workers Benefit Protection Act.  I understand and have been advised that the above release of My Claims is subject to the terms of the Older Workers Benefit Protection Act (“OWBPA”). The OWBPA provides that an individual cannot waive a right or claim under the Age Discrimination in Employment Act (“ADEA”) unless the waiver is knowing and voluntary. I have been advised of this law, and I agree that I am signing this Release voluntarily, and with full knowledge of its consequences. I understand that the Company is giving me twenty-one (21) days from the date I received a copy of this Release to decide whether I want to sign it. I acknowledge that I have been advised to use this time to consult with an attorney about the effect of this Release. If I sign this Release before the end of the twenty-one (21) day period it will be my personal, voluntary decision to do so, and will be done with full knowledge of my legal rights.

4.

Right to Rescind and/or Revoke. I understand that insofar as this Release relates to my rights under the Age Discrimination in Employment Act (“ADEA”), it shall not become effective or enforceable until seven (7) days after I sign it. I also have the right to revoke this Release insofar as it extends to potential claims under the ADEA by written notice to the Company within seven (7) calendar days following my signing this Release, and within fifteen (15) calendar days as to waiver of claims under the Minnesota Human Rights Act. Any such revocation must be in writing and hand-delivered to Employer or, if sent by mail, postmarked within the applicable period, sent by certified mail, return receipt requested, properly addressed to an officer of the trū Shrimp Company, 330 3rd Street, Balaton, MN 56115. I understand that the payment I am receiving for settling and releasing my Claims is contingent upon my agreement to be bound by the terms of this Release. If I decide to rescind or revoke this Release, I am not entitled to the severance benefits set forth in the Agreement to which this Release is attached. If I rescind or revoke my release of any Claim, I must immediately return to the Company any consideration that I have received under the Agreement in consideration of this Release. Any rescission or revocation of this Release will be effective as to all Claims and not simply to any Claims under the ADEA or the Minnesota Human Rights Act.

5.

Reservation of Defenses and Company Remedies.  It is specifically agreed that in the event of any legal proceeding against any of the Released Parties concerning any Claim released herein, this Release will serve and operate as a full and complete defense to any such proceeding. The Released Parties also reserve all defenses that they have or might have against any claims that may be brought by me. If I breach my obligations under this Release, the Agreement or the Company learns that my representations and warranties contained in this Release are false, the Company will have the right to bring a legal action for all appropriate relief, including without limitation, injunctive relief, specific performance, damages, reasonable attorneys’ fees, costs and disbursements. The Company will also have to right to suspend payment of the Consideration set forth in the Agreement, to have any monetary award granted to me reduced by the amount of money that I receive under the Agreement, and/or to recover, in addition to any equitable relief and damages allowed by law, the consideration I have received under pursuant to this Release.

6.

Construction, Invalidity and Severability.  Whenever possible, each provision of this Release will be interpreted so that they are valid under the applicable law. If any provision of this Release is to any extent deemed invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Release will not in any way be affected or impaired. To the extent permitted and possible, the invalid or unenforceable term will be deemed to be replaced by a term that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term. An adjudication of full or partial invalidity, illegality, or unenforceability in one jurisdiction is not binding in other jurisdictions. If application of this Section should materially and adversely affect the economic substance of the transactions contemplated in this Agreement, the Party adversely impacted will be entitled to compensation for the adverse impact, provided that the reason for the invalidity or unenforceability of a term is not due to serious misconduct by the Party seeking such compensation.

7.	Acknowledgements and Representations. By signing this General Release, I represent and agree that:

a)	I have read it carefully, I understand all its terms, and I know that it will bar me from making any Claims referenced above and I freely and willingly consent to everything contained it;

b)	I have been advised to consult with an attorney before executing it and I have either done so or, after careful reading and consideration, I have freely chosen not to do so;

c)	The Consideration I am receiving is a full and fair payment for the release of Claims;

d)	The Company does not owe me anything in addition to what I shall be receiving;

e)	I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by Section 2 above;

f)

I have not engaged in any misdeeds in the exercise of my duties for the Company, including but not limited to fraud, misappropriation of Company funds, usurpation of corporate opportunity, breach of fiduciary duty, and like misconduct;

g)	I have not assigned or transferred in any manner, or purported to assign or transfer in any manner, to any person or entity, any claim or interest that is the subject of Release;

h)

I have not been coerced to sign this Release or promised anything outside of what is contained in the Agreement and this Release, and I have not relied on any statements or explanations made by the Company or other Released parties except for what is contained in my Separation Agreement and this Release. {NOTE: If, during employment, additional agreements are entered, this provision will need to be updated before this Release is signed.}

Dated: _____________________	Signed: _____________________